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                                                             EXHIBIT NO. 10.7(b)

   Confidential Materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.

                SAPIENT H2 2001 PERFORMANCE INCENTIVE BONUS PLAN

                              IMPORTANT INFORMATION

          This Plan contains highly confidential information about the revenue and operations of Sapient Corporation and its consolidated subsidiaries (individually or collectively, the "Company" or "Sapient"). This Plan may not be shared with anyone outside of Sapient, and each Participant is required to keep this Plan and its contents confidential at all times. Except as otherwise permitted by law, disclosure of this Plan to anyone not an employee of Sapient is a violation of whichever of the following agreements has been signed by the
Participant: Sapient Nondisclosure, Nonsolicitation and Noncompete Agreement; Agreement Re: Nondisclosure, Nonsolicitation and Noncompetition; and/or Employment Agreement. Neither the establishment of this Plan nor participation in this Plan shall in any way, now, or hereafter, affect the employment relationship between Sapient and Participants in this Plan. All Participants in this Plan are employed by Sapient "at will." Sapient reserves the right to terminate a Participant's employment and/or participation in this Plan at any time, with or without cause and without prior notice. Nothing in this Plan shall be construed to create or imply the guarantee or the creation of a contract of employment or a right to continued employment for any specified period of time between Sapient and any Participant. This Plan may be reviewed periodically and may be modified, amended or terminated at Sapient's sole discretion to ensure that it best supports Sapient's overall business objectives and strategies.

PHILOSOPHY & PURPOSE

          The purpose of the Sapient H2 2001 Performance Incentive Bonus Plan (this "Plan") is to reward qualified, eligible Participants who achieve certain individual, group and Company goals during a period when the Company has also achieved certain profit goals.

          This Plan is designed to encourage specific types of performance. Receipt of a bonus under this Plan is not guaranteed, but rather depends on individual, group and Company performance compared against specific objectives. The Company is optimistic that, during periods when the Company achieves its profitability goals, Participants will have the opportunity to earn a bonus. Conversely, if achievement of profit goals or individual, group or Company performance falls short of expectations, Participants may qualify for a limited bonus, or possibly no bonus, as described on EXHIBIT A attached to this Plan and as determined by the Company in its sole discretion.

OBJECTIVES

     -    Motivates near-term performance.

     -    Attracts and retains a high-quality team.


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     -    Aligns all leaders of Sapient around the same business objectives.

     -    Rewards teamwork and joint accountability.

EFFECTIVE DATE

          This Plan is effective July 1, 2001, and covers the period from July 1 through December 31, 2001 (the "Plan Period"), unless modified or terminated earlier as provided for in this Plan. All prior bonus plans have been revoked and withdrawn. This Plan for Participants supersedes all prior written or oral bonus plans, promises, agreements, practices, understandings, negotiations and/or incentive arrangements.

ELIGIBILITY

          A person who is eligible to participate in this Plan (a "Participant") must meet the following criteria:

               (1) He or she must be a Director, Executive Vice President, Senior Vice President, Vice President, Executive Officer, Strategist, Senior Strategist or Lead Strategist during the Plan Period;

               (2) He or she must be actively employed by Sapient during the entire Plan Period and on the date any bonus payouts are made, except for new hires and in certain other circumstances where a pro rata bonus will be paid (as discussed below).

          New hires are eligible as Plan Participants for a pro rata bonus if hired and actively working before December 1, 2001.

          A Participant who is put on a Get Well Plan or a performance improvement plan at any time during the Plan Period is not eligible for a payout, unless an exemption is approved in writing by the Senior Vice President or Vice President in charge of the People Strategy Organization (the "PSO").

PLAN COMPONENTS

          A.   COMPANY PROFITABILITY

     - Earning, funding and receipt of bonuses under this Plan are all contingent on the Company's achieving a satisfactory level of profitability, as described on EXHIBIT A attached to this Plan and as determined in the sole discretion of the Company.

     - The Company will first consider whether its financial performance justifies the funding of a pool available for payment of any bonuses under this Plan.

     - If the Company does not achieve its profitability target, the Company may, at any time and in its sole discretion, decide not to fund the pool and that no bonuses will be payable.


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     -    If the Company determines profitability is satisfactory, then the
          Company will determine the size of the funding pool available for payouts under this Plan.

     - Then, eligibility for individual bonuses (if any) will be determined using the criteria set forth below.

          B.   TARGET PI AND WEIGHTED METRIC PI COMPONENTS

          At the beginning of the Plan Period, or at the time a Participant enters this Plan, each Participant will be assigned a target Performance Incentive ("PI") dollar amount and goals. Those goals will be determined by the Company and may be changed at any time in the Company's sole discretion. Each metric will be allocated at a different percentage based on a Participant's role.

          Currently, there are four components to the Weighted Metric PI, which includes individual, group and Company metrics. Each component within the Weighted Metric PI accounts for a specified percentage of a Participant's potential bonus. Participants typically can positively or negatively affect the target PI amount based on the level of achievement of goals for these four metrics. The result of the calculation of these four metrics is referred to as the Participant's potential "Weighted Metric PI." The components are:

                    -    Client Satisfaction
                    -    People Turnover
                    -    Revenue
                    -    Time Tracking

               1.   CLIENT SATISFACTION

               The client satisfaction metric is based on the time-weighted average of all client satisfaction scores pertaining to clients, projects, business unit and/or Sapient. The Company will use unadjusted client satisfaction scores, except when an adjustment is approved by both the Business Unit Lead and the Chief Operating Officer. In calculating client satisfaction scores, averages from the resource plans according to Pyramid will be weighted by the length of the project. If a Participant is staffed to a project with 0% resource allocation, then no client satisfaction score for that project will be used in the overall calculation.

               Participants are required to get client satisfaction scores entered into Pyramid within two months after the completion of a project. The rules for proration and determining whether or not a project is "complete" for purposes of bonus calculation are below.

               The target score for client satisfaction typically will be established at the beginning of the Plan Period.


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               2.   PEOPLE TURNOVER

               The people turnover metric is based on the voluntary turnover in a metro area or Sapient-wide, depending upon the Participant's role. The people turnover metric will be based on annualized statistics for voluntary turnover in each metro area or company-wide for the Plan Period.

               3.   REVENUE

               Revenue typically will be calculated based on the achievement of business unit and/or Sapient-wide goals, as determined and/or modified by the Company at any time in its sole discretion. Revenue is based on actual work performed on projects for clients unless no binding commitment letter, contract or purchase order has been signed and work has been going on for more than 30 days, in which event such revenue will not be included in the calculation. Sales made and/or services provided that determine targets and qualify for potential PI calculation include sales of Sapient services that are in accordance with established terms and rates in effect at the applicable times during the Plan Period. The average exchange rate for the relevant period will be used for conversions of non-U.S. currencies. Revenue included in the calculation may not necessarily match revenue recorded on the audited financial statements. Should an acquisition occur during the Plan Period and financials consolidated, these numbers will be adjusted to reflect the revenue after the acquisition. The Company reserves the right to change the revenue plans at any time based on changes in circumstances or for any other reason. Achievement of revenue above or below revenue-targeted levels may affect Participants' Revenue metric either upward or downward. For Business Unit revenues, the performance percentage equals actual Business Unit revenue achieved divided by Business Unit target revenue. If the Performance Percentage achievement is less than [**]%, the factor for this metric will be 0%.

               4.   TIME TRACKING

               A Participant's submission of time cards through the Oracle Time Tracking application is an important component of this Plan (including the frequency and duration of any late submittals). In general, time cards will be considered late if not submitted by 10 p.m. US EST (or EDT, when applicable) on the Wednesday following the week for which time is being reported. Repeated failure to submit time cards in a timely manner may result in a Participant being disqualified from receiving all or a portion of a bonus for the Plan Period.

               5.   NO PERSONAL CONTRIBUTION GOALS/MBO'S IN PLAN PERIOD

               During this Plan Period, the Company will not be using MBO's or Personal Contribution Goals as a component of this Plan.

          C.   ASSIGNED PERCENTAGES AND ROUNDING


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          The Company will determine the weights assigned to each of the components of the Weighted Metric PI. When these assigned percentages have been determined for achievement under each of the four metrics, the assigned percentages are then applied against the potential PI Targets for each metric to determine each Participant's potential Weighted Metric PI.

          A note on rounding: client satisfaction scores and the people turnover metric will be rounded to two decimal places, with anything equal to or above a value of 5 in the third decimal place being rounded up. For revenue, whole dollar amounts will be used and rounded in the same manner. For Individual Practice Contribution, actual achievement will be a whole number.

TIMING OF PAYOUTS; PRORATED PAYOUTS

          A.   TIMING

          The Company will endeavor to payout any authorized bonuses under this Plan within sixty (60) days of the end of the Plan Period.

          B.   PROJECTS INCLUDED IN COMPUTATION OF BONUSES

     - Projects already underway as of July 1, 2001 are included in the calculation of any bonuses available under this Plan, if other Plan requirements and terms are met.

     - Only Projects that are "complete" will be considered in the bonus calculation.

     - To be considered "complete," work on a Project must be finished, and the unadjusted client feedback scores must be received by the Director of Compensation before the date that is: (i) two months after the completion of the Project for all Projects that are finished prior to November 1, 2001, or (ii) the last day of the Plan Period for all Projects that are finished on or after November 1, 2001 and before the end of the Plan Period.

     - If a Project is finished prior to November 1, 2001 and the unadjusted client feedback scores are not received by the Director of Compensation before the date that is two months after the completion of the Project, the Project may be considered "completed" and included in this Plan Period with a score of "zero" in the discretion of the Director of Compensation. No estimated scores will be included in the calculation of any bonus.

     - If a Project is NOT finished prior to November 1, 2001 and client feedback scores are not received prior to the end of the Plan Period, the Project may be considered as part of an immediately subsequent Plan Period (if any), if the client feedback scores are received by the Director of Compensation before the date that is no later than two months after the completion of the Project.

          C.   PRO RATA PAYMENT

          If a prorated bonus is payable, the following rule applies: Proration will be calculated on the basis of 16.6% for each full calendar month of eligibility, as outlined in the following table:


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                           ---------------------------
                           # OF MONTHS      PRORATION
                           ---------------------------
                           1                .0167
                           ---------------------------
                           2                .333
                           ---------------------------
                           3                .500
                           ---------------------------
                           4                .667
                           ---------------------------
                           5                .833
                           ---------------------------
                           6                1.000
                           ---------------------------


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          D.   ELIGIBILITY FOR PRO RATA PAYMENT

          To the extent any bonuses are paid under this Plan, eligible new hires will earn a full calendar month of pro rata credit for a bonus in their first month of employment if they actively begin work on or before the fifteenth
(15th) of the month.

         To the extent any bonuses are paid under this Plan, current employee Participants will earn a full calendar month of pro rata credit if the event causing pro rata calculation occurs on or after the sixteenth (16th) of the given month.

          The following circumstances may warrant pro rata payment:

     -    Certain role changes (as described below);

     -    Involuntary termination without "Cause" (as defined below); and

     - Qualified leave of absence, disability or death of Participant (as discussed below).

ROLE CHANGES

          A Participant ceases to participate in this Plan if he or she changes to a Sapient role or job that is not eligible under this Plan. If a person remains employed by the Company but moves to a role that is not eligible under this Plan, then PI targets, metrics and payout will be prorated based on the time in the eligible role for the relevant part of the Plan Period. If a Participant remains on this Plan for the entire Plan Period but during that time switches to a different role also covered by this Plan, then that Participant will receive any approved bonus using the metrics for each role and prorated for the time served in each role.

TERMINATION OF EMPLOYMENT

          Participants must be employed by the Company in an eligible role during the entire Plan Period and on the date payouts are made under this Plan in order to receive a payout under this Plan (except in the circumstances described in the Plan when a prorated payment is permitted). Therefore, employees who voluntarily terminate their employment before the end of the Plan Period or before the date payouts are made are not eligible for any payout.

          If the Company terminates a Participant's employment without "Cause" (as that term is defined below) prior to the end of the Plan Period or the date payouts are made, that Participant will be eligible for pro rata payout in accordance with the above schedule, if the Company decides that a bonus will be paid for the Plan Period. Because bonuses are not calculated until after the end of the Plan Period, an employee terminated without "Cause" will be paid his/her prorated bonus at the same time that bonuses are paid to other Participants or, at the Company's discretion, at an earlier date.

          If the Company terminates a Participant's employment with "Cause" prior to the end of the Plan Period or the date payouts are made, that Participant will not be eligible for any bonus.

          For purposes of this paragraph, "Cause" shall mean, as determined by the Company in its sole discretion: (a) a Participant's substantial and continuing failure to perform the duties of his


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or her employment (whether by reason of neglect, inattention, inability or otherwise): (b) a Participant's willful misconduct or gross negligence in connection with the performance of such duties; (c) breach of any of a Participant's representations, warranties or obligations under the Sapient Nondisclosure, Nonsolicitation and Noncompete Agreement, Agreement Re:
Nondisclosure, Nonsolicitation and Noncompetition or Employment Agreement; or
(d) a Participant's conviction of a felony, either: (i) in connection with the performance of his or her obligations to the Company; or (ii) which could adversely affect his or her ability to perform such obligations.

LEAVES OF ABSENCE AND SHORT-TERM DISABILITY

          If a Participant takes an approved leave of absence (including a medical leave under the Company's Short-Term Disability Program) during the Plan Period for fewer than 30 days, no adjustment will be made in the payout calculation or in the Participant's goals.

          If such leave of absence extends for more than 30 days during the Plan Period, the objectives may be altered and the Participant may be eligible for a pro rata bonus, calculated in accordance with the above table and the other terms of this Plan. All payments (if any) will be paid on the same date that active Participants receive payment.

          For purposes of determining whether the payment may be pro rated, a leave of absence begins on the date that the leave of absence begins as noted in the Company's records (or in the case of short term disability, on the same date that short term disability benefits begin).

DEATH AND LONG-TERM DISABILITY

          In the event of long-term disability or death, a pro rated payment based on the length of service during the Plan Period may be paid in accordance with the above table and other terms of this Plan. All such payments (if any) will be paid on the same date that active Participants receive payment.

          "Long-term disability" is defined as eligibility to receive long-term disability benefits under the Company's LTD Policy.

          For proration purposes, active service ends when the employee is no longer paid regular wages through payroll for work performed.

FORMS OF PAYMENT

          Where permitted by law, Sapient may, with the agreement of a Participant, pay a bonus in whole or in part, in cash, stock options, stock, warrants or other equity instruments (or any combination thereof), in such amounts and under such terms and conditions as may be agreed to between Sapient and a Participant.

LOANS OR ADVANCES

          Loans or advances against potential bonuses or PI will not be made under this Plan, and bonus payouts will not be made to any Participant in advance of the date they are made to all


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Participants. If a Participant has an outstanding advance or loan from the
Company, all or a portion of any bonus payout under this Plan may be first applied to the outstanding balance of such advance or loan, where permitted by law.

PLAN ADMINISTRATION AND MANAGEMENT

          A Plan Committee will administer this Plan. The Plan Committee will be composed of three members of the Company's Leadership Team, to be appointed by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"). The Plan Committee will have full and absolute discretion with respect to administration of all aspects of this Plan, including, without limitation, determining Plan payouts, interpreting this Plan and ruling on special situations. Further, the Plan Committee, in its sole discretion and with or without notice or cause, may, to the extent authorized by the Compensation Committee, modify, amend or terminate this Plan or take other actions affecting Plan Participants. The Company will use good faith efforts to give reasonable advance notice to Participants of such actions.

          The Company's books and records are the exclusive source of data for administration of this Plan. The Plan Committee's interpretation of the books and records is final.

          If a Participant wants to dispute a bonus payout decision affecting the Participant, that Participant must request reconsideration in writing. The request must be given to the Senior Vice President or Vice President of the PSO within 60 days after the date of the disputed decision.

          By participating in this Plan, each Participant agrees that a failure to properly request reconsideration within this 60-day period constitutes agreement with such decision by the Company. If the reconsideration request is properly submitted, the Senior Vice President or Vice President of the PSO will resolve the disputed decision upon review of the circumstances and of the available documentation and submit his or her initial determination to the Plan Committee for review. The decision of the Plan Committee as to such dispute will be final.

MISCELLANEOUS

          Unless required by law, a Participant may not assign this Plan or any bonus payment or right to payment.

          If a provision of this Plan is found invalid, illegal or unenforceable, the other provisions of this Plan shall remain in full force and effect, and such invalid, illegal or unenforceable provision shall be reformed as necessary to make it valid, legal and enforeceable to the maximum extent possible under law (or, if such reformation is impossible, such provision shall be severed from this Plan).

          All payouts under this Plan are subject to applicable withholdings and deductions as required by law.

          This Plan supersedes all prior understandings, negotiations and agreements, whether written or oral, between each individual Participant and the Company as to the subject matter


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covered by this Plan. This Plan describes the sole and exclusive bonuses the
Company is offering to Participants during the Plan Period.


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                                    EXHIBIT A
                                       TO
            SAPIENT H2 2001 PERFORMANCE INCENTIVE BONUS PLAN DOCUMENT

The funding of this Plan is based on Company profitability. The Company's profitability targets for the Plan Period are:

     -    Revenue: $[**]

     -    Operating costs (excluding any bonus payout): $[**]

     -    Operating profit excluding any bonus payout (referred to as "OPEB"):
          $[**]

At a high level, the funding formula for the Plan Period works as follows:

     - If the Company's OPEB is negative, the bonus pool [**]. At this achievement level, [**].

     - If the Company achieves OPEB between $[**]-$[**], the bonus pool [**]. The Company anticipates that if it achieves its OPEB target, the bonus pool will be fully funded.

     - If the Company's OPEB exceeds its target, over-funding of the bonus pool will be at the discretion of the Company.


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